Exhibit (a)(5)(A)

NEWS

Investor Relations: Sam Ramraj, (626) 302-2540

Media Contact: Jeff Monford, (626) 302-2255

Edison International Commences Tender Offers to Purchase Its 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A For a Maximum Aggregate Purchase Price in Cash of Up to $750 Million

ROSEMEAD, Calif., October 11, 2023 — Edison International (NYSE: EIX) today announced the commencement of cash tender offers to purchase its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” each, an “Offer”) for a maximum aggregate purchase price in cash of up to $750 million (the “Maximum Aggregate Purchase Price”), plus Accrued Dividends (as defined below).

Series of Securities	CUSIP/ISIN No.	Acceptance Priority Level	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price
5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B	281020AT4 / US281020AT41	1	$1,000	$750,000,000	$895 per $1,000 liquidation preference
5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A	281020AS6 / US281020AS67	2	$1,000	$1,250,000,000	$915 per $1,000 liquidation preference

The Offers will expire on November 8, 2023 at 8:00 a.m., New York City time, unless the Company extends or earlier terminates either of the Offers (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”).

The consideration for the Securities tendered and accepted for purchase will equal $895 per $1,000 liquidation preference per share of Series B Preferred Stock pursuant to the Series B Offer (the “Series B Offer Price”) and $915 per $1,000 liquidation preference per share of Series A Preferred Stock pursuant to the

Series A Offer (the “Series A Offer Price” and, together with the Series B Offer Price, the “Offer Price”), plus Accrued Dividends. As used in connection with the Offers, “Accrued Dividends” means, for each $1,000 liquidation preference per share of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the Settlement Date (as defined below) of the Offers, assuming for purposes of the Offers that a dividend for such Security had in fact been declared during such period.

The Company’s acceptance of any Securities validly tendered will be subject to the acceptance priority levels noted in the table above (the “Acceptance Priority Levels”). The Series B Offer has been assigned an Acceptance Priority Level of 1 and the Series A Offer an Acceptance Priority Level of 2. Accordingly, all Securities validly tendered in the Series B Offer will be accepted for purchase before any validly tendered Securities of the Series A Offer are accepted.

If the aggregate purchase price for Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Purchase Price”) exceeds the Maximum Aggregate Purchase Price, the Company will accept for purchase that number of shares of Series A Preferred Stock ($1,000 liquidation preference per share) validly tendered and not withdrawn, having an aggregate price (the “Series A Purchase Price”) which when added to the aggregate price (the “Series B Purchase Price”) of shares of Series B Preferred Stock ($1,000 liquidation preference per share) validly tendered and not withdrawn, does not cause the aggregate purchase price for the Securities validly tendered, not withdrawn and accepted for purchase (the “Total Purchase Price”) to exceed the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Stock that will be accepted for purchase will be subject to proration, as described in the Offer to Purchase. The Company will pay the Total Purchase Price plus Accrued Dividends for the Securities it purchases promptly after the Expiration Date and the acceptance of the Securities for purchase. The date on which such payment is made is referred to as the “Settlement Date.”

The Company intends to pay the consideration payable by it pursuant to the Offers and the fees and expenses incurred by it in connection therewith, with cash on hand, proceeds of debt issuances, which may include commercial paper and junior subordinated notes, or a combination of the foregoing. In any case, the Company intends to replace the equity content of any repurchased securities.

Securities tendered pursuant to either of the Offers may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures described in the Offer to Purchase.

The terms and conditions of the Offers are described in the Offer to Purchase, dated October 11, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated October 11, 2023 (together with the Offer to Purchase, the “Offer Materials”). The Offers are subject to the satisfaction or waiver of certain conditions specified in the Offer Materials, including the valid tendering of a number of Securities that would result in a Total Purchase Price of at least $300 million (the “Minimum Tender Condition”).

Upon request, the Offer Materials will be provided to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. The Offer Materials contain important information that holders are urged to read before any decision is made with respect to either of the Offers.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the Securities and Exchange Commission’s website at www.sec.gov.

Barclays Capital Inc., Citigroup Global Markets Inc. and Mizuho Securities USA LLC are acting as dealer managers for the Offers. For additional information regarding the terms of the Offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), or Mizuho Securities USA LLC at (866) 271-7403 (toll-free) or (212) 205-7562 (collect). To confirm delivery of Securities, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offer, at (212) 430-3774 (collect) or (855) 654-2015 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFERS ARE BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS WHICH SET FORTH THE COMPLETE TERMS OF THE OFFERS THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFERS TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFERS OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE EXCHANGE ACT. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFERS IN ANY SUCH JURISDICTION AND EXTEND THE OFFERS TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFERS SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Additional Information Regarding the Tender Offers

This communication is for informational purposes only. This communication is not a recommendation to buy or sell the Securities or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities. Edison International has filed a tender offer statement on Schedule TO, including the Offer to Purchase, Letter of Transmittal, and related materials, with the Securities and Exchange Commission. The Offers are made only pursuant to the Offer to Purchase, Letter of Transmittal, and related materials filed as a part of the Schedule TO. Holders of the Securities should read carefully the Offer to Purchase, Letter of Transmittal, and related materials because they contain important information, including the various terms of, and conditions to, the Offers. Holders of the Securities may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal, and other documents that Edison International has filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at www.sec.gov or from Global Bondholder Services Corporation.

About Edison International

Edison International (NYSE: EIX) is one of the nation’s largest electric utility holding companies, providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison Company, a utility that delivers electricity to 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Edison Energy LLC, a global energy advisory firm providing integrated sustainability and energy solutions to commercial, industrial and institutional customers.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations regarding the Offers, financings and other statements that do not directly relate to a historical or current fact are forward-looking statements. In this press release, the words “expects,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Edison International’s Form 10-K and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.